Certain information in the marked exhibit below has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omissions are designated as “[Redacted].”

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is effective as of the 1st day of January 2023, between Everest Global Services, Inc., a Delaware corporation (the "Company"), and Joseph V. Taranto ("Mr. Taranto").
WITNESSETH

WHEREAS, the Company desires to employ Mr. Taranto on a part-time basis as a non-officer employee and Mr. Taranto desires to be employed by the Company on such basis, on the terms and conditions provided below; and

WHEREAS, this Agreement shall govern the part-time employment relationship between Mr. Taranto and the Company; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     DUTIES & RESPONSIBILITIES
Consistent with Mr. Taranto’s election to the Board of Directors (the “Board”) of Everest Re Group, Ltd. ("Everest Re") and the Board’s appointment of Mr. Taranto as Chairman of the Board, Mr. Taranto will serve as Chairman in accordance with Everest Re’s Bye-Laws and subject to annual election during Everest Re’s Annual General Meetings which occur over the Term of this Agreement. In addition, however, Mr. Taranto will also provide enhanced duties and responsibilities under this Agreement, such as assisting Everest Re’s President and Chief Executive Officer (“CEO”) given Mr. Taranto’s institutional knowledge and experience regarding the Company and its affiliates; working with the President and CEO and Corporate Secretary in scheduling, preparing agendas and ensuring information flow for Board meetings; recruitment and orientation of new directors; developing and maintaining business relationships beneficial to the Company and its affiliates at certain industry conferences and events; providing support, advice and counsel on any special or extraordinary projects at the request of the President and CEO or the Board; attending and participating in certain meetings with senior management, employees and, when appropriate, third parties, to review and discuss business affairs of the Company and its affiliates; assisting and advising in hiring and retaining certain senior personnel of the Company and its affiliates; and such other and further activities as may be reasonably required by the Company. Mr. Taranto’s activities for the Company may take place in the facilities of the Company, or elsewhere, as required and reasonable.

2.     TERM

The term of this Agreement (the “Term”) shall commence as of January 1, 2023 and shall continue in effect up through and including December 31, 2024.

3.COMPENSATION

3.1.During the Term, Mr. Taranto’s base salary ("Base Salary") shall be equal to the annual cash retainer for all non-executive directors in effect during the Term, plus an additional $300,000 for serving as Chairman of the Board. The Base Salary shall be paid in accordance with the Company's normal payroll practices in effect from time to time.

3.2.Mr. Taranto shall also be entitled to receive an annual equity award equivalent to the annual equity award granted to all non-executive members of the Everest Re Board.

4.EXPENSE REIMBURSEMENTS

Mr. Taranto is authorized to incur and the Company shall either pay directly or reimburse Mr. Taranto for ordinary and reasonable expenses in connection with the performance of his duties hereunder, including, without limitation, expenses for transportation, business meals, travel and lodging, and similar items. Mr. Taranto agrees to comply with Company policies with respect to reimbursement and record keeping in connection with such expenses.

5.TERMINATION

5.1.Removal Without Cause. In the event that (a) Mr. Taranto is removed from the Board without cause, or (b) Everest Re’s shareholders fail to elect Mr. Taranto to the Board at any Annual General Meeting occurring during the Term of this Agreement, then this Agreement shall immediately terminate, and Mr. Taranto shall have no further obligations of any kind under or arising out of this Agreement; provided, however, that the provisions of Section 6 below shall continue to remain in full force and effect. In such event, the Company shall be obligated to pay Mr. Taranto the following:

(a)within sixty (60) days of the Agreement's termination date, a lump sum cash payment equal to the remainder of Base Salary payments that Mr. Taranto would have earned had this Agreement remained in effect for the entire Term of this Agreement, subject to a maximum payment of one year of Base Salary;

(b)all reimbursable out-of-pocket expenses incurred by Mr. Taranto in connection with his duties but not yet paid.

In the event that Everest Re’s shareholders fail to elect Mr. Taranto to the Board at any Annual General Meeting occurring during the Term of this Agreement, then the Company shall be obligated to pay Mr. Taranto an additional $250,000 in addition to the amounts referenced in 5.1(a) and 5.1(b).

5.2.Resignation for Good Reason. If any of the following circumstances shall have occurred without Mr. Taranto's express consent and shall have remained uncorrected for more than thirty (30) days following Mr. Taranto's giving written notice of such occurrence to the Company, then this Agreement shall immediately terminate and Mr. Taranto's resignation shall be deemed a "Resignation for Good Reason":

(a)a materially adverse change in the nature or status of his position or responsibilities under this Agreement;

(b)a reduction by the Company in the Base Salary set forth in Section 3.1 of this Agreement; or

(c)a material breach of this Agreement by the Company.

In the event of such Resignation for Good Reason, the Company shall pay to Mr. Taranto the sums set forth in section 5.1 (a)-(b).

5.3.Due Cause. The Company may terminate this Agreement at any time for Due Cause and in such event, Mr. Taranto agrees that he shall immediately resign from the Board. In the event of such termination for Due Cause, Mr. Taranto shall only be entitled to receive the portion of the Base Salary earned but not yet paid up to the date of removal and any reimbursable out-of-pocket expenses incurred by Mr. Taranto in connection with his duties but not yet paid. The term "Due Cause" shall mean:

(a)repeated and gross negligence in fulfillment of, or repeated failure of Mr. Taranto to fulfill, his material obligations under this Agreement, in either event after written notice thereof;

(b)material willful misconduct by Mr. Taranto in respect of his obligations hereunder;

(c)conviction of any felony, or any crime of moral turpitude; or

(d)a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain.

6.RESTRICTIVE COVENANT

6.1.Non-Competition. In order to protect the legitimate domestic and international business interests of the Company and its affiliates, Mr. Taranto agrees that, in exchange for the benefits provided for in this Agreement, during the Term of this Agreement and for a period of twelve (12) months from the last day that Mr. Taranto serves as a member of the Board (the "Non-Competition Period"), he shall not engage in, participate in, carry on, own or manage, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any "Competitive Business" in any jurisdiction in which the Company or any affiliate actively conducts business. For purposes of this Section 6, "Competitive Business" means the property and casualty insurance or reinsurance business.

Engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a non-competitive business of an entity which also separately operates a business which is a "Competitive Business."

6.2.Interpretation and Acknowledgment. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If Mr. Taranto violates the provisions of this Section 6, he shall continue to be bound by the restrictions set forth herein until a period of twelve (12) months (counting the period before the violation commenced and after the violation has ceased) has expired without any violation of such provisions or until the Non-Competition Period has expired, whichever is longer. Mr. Taranto acknowledges that the restrictions contained in Section 6.1 are necessary for the protection of the business and goodwill of the Company and its affiliates and considers the restrictions to be reasonable for such purpose. He agrees that any breach of Section 6.1 is likely to cause substantial and irrevocable damage and therefore, in the event of any breach of such Section, Mr. Taranto agrees that the Company, in addition to such other remedies that may be available, shall be entitled to injunctive relief, as determined by any court of competent jurisdiction, without the Company's posting of a bond.

6.3.Survivorship. Notwithstanding anything else to the contrary in this Agreement, the provisions of Section 6 shall continue to remain in effect following termination of this Agreement for any reason.

7.BENEFITS & TAXES

    Mr. Taranto acknowledges and agrees that he shall work as a part-time employee for the Company pursuant to this Agreement, that the broad-based employee benefit plans of the Company, such as the medical plan and the qualified retirement plan, have minimum service obligations that must be met in order for an employee to be eligible for benefits, and that his services as a part-time employee pursuant to this Agreement for the Company do not meet such minimum service obligations in order to entitle him to participate in such employee benefit plans.

    To the extent he may otherwise be entitled to receive any such benefits, Mr. Taranto explicitly waives his right to participate in or receive any benefits under any applicable Company sponsored employee benefit plans as in effect from time to time, regardless of his eligibility to participate in any such plans, including any deferred compensation, medical, dental, life insurance and disability programs and other benefits generally available to the Company’s employees

All payments to be made to and on behalf of Mr. Taranto under this Agreement will be subject to any required withholding of federal, state and local income, employment and excise taxes, and to related reporting requirements.

8.GOVERNING LAW

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Florida without reference to the principles of conflict of laws.

9.ENTIRE AGREEMENT

This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

10.AMENDMENTS & WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Mr. Taranto and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

11.NOTICES

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:

Everest Global Services, Inc.

Warren Corporate Center
100 Everest Way
Warren, NJ 07059
Attention: General Counsel

If to Mr. Taranto:

[Redacted]

12.COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

Everest Global Services, Inc.

/S/ GAIL VAN BEVEREN                    /S/ JOSEPH V TARANTO
By:    Gail Van Beveren                     Joseph V. Taranto
Title:    Executive Vice President, CHRO